Exhibit 99.1


NEWS RELEASE                                           Dorchester Minerals, L.P.
Release Date: August 12, 2003                      3738 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4379
Contact: Casey McManemin                                          (214) 559-0300
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           DORCHESTER MINERALS, L.P. ANNOUNCES SECOND QUARTER RESULTS

     DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings (loss) for the quarter ended June 30, 2003 as follows:

Earnings before non-cash impairment (Non-GAAP)                  $     3,286,000
Earnings before non-cash impairment (Non-GAAP), per unit        $          0.12
Non-cash impairment charge                                      $    22,214,000
Non-cash impairment charge, per unit                                       0.80
Net earnings (loss)                                             $   (18,928,000)
Net earnings (loss) per unit                                    $         (0.68)

     The non-cash impairment charge reflects an impairment of the Partnership's capitalized costs in accordance with the full-cost method of accounting, and does not affect the Partnership's cash flow from operations or cash distributions to common unitholders. (The last paragraph of this release contains a discussion of the Partnership's use of net earnings before non-cash impairment charges, which is a financial measure not defined by generally accepted accounting principles.)

     A comparison of the Partnership's results for the three and six month periods ending June 30, 2003 and 2002, respectively, are set forth below:

                                  Three Months Ended       Six Months Ended
                                       June 30,                June 30,
                               ----------------------- ------------  ----------
                                    2003        2002       2003          2002
                               ------------ ---------- ------------  ----------
Net Operating Revenues         $ 11,300,000 $4,648,000 $ 25,256,000  $8,348,000
Depreciation, Depletion, Amort-
 ization                         (6,672,000)  (536,000) (11,643,000) (1,077,000)
Non-Cash Impairment             (22,214,000)       ---  (22,214,000)        ---
All Other Expenses, Net          (1,342,000)(1,374,000)  (6,384,000) (2,716,000)
                               ------------ ----------  -----------  ----------
Net Earnings (Loss)            $(18,928,000)$2,738,000 $(14,985,000) $4,555,000
                               ============ ========== ============  ==========

Net Earnings(Loss) Per
 Common Unit                   $      (0.68)   $  0.25 $      (0.60)    $  0.42

Excluding Non-Cash Impairment (Non-GAAP)
 Earnings                      $  3,286,000            $  7,229,000
                               ============            ============

Earnings Per Common Unit       $       0.12            $       0.29

     This is the second earnings report for the Partnership since the combination of the business and properties of Dorchester Hugoton, Ltd.
(Hugoton), Republic Royalty Company (Republic) and Spinnaker Royalty Company (Spinnaker) was consummated on January 31, 2003 and is the Partnership's first full three month reporting period. In accordance with applicable accounting rules, Hugoton was deemed to be the acquirer of the Republic and Spinnaker assets. Year-to-date 2003 results reflect Hugoton's operations during January and the Partnership's operations during February through June. The acquisitions of Republic and Spinnaker's assets were recorded at values assigned in accordance with purchase accounting rules, which values significantly exceed the historical book values of these assets prior to consummation of the combination. In accordance with full-cost accounting rules, the non-cash impairment charge results primarily from these increased values and changes in prevailing oil and gas product prices since consummation of the combination transaction. Year-to-date 2003 earnings also reflect severance (employee retention) payments and other payments made by Hugoton immediately prior to consummation of the combination transaction. The amounts and results of operations of the Partnership for periods prior to February 1, 2003 reflect the results of operations of Hugoton. Accounting methods require the quarter ended June 30, 2003 and Year-to-Date 2003 Partnership results to be compared to Hugoton results for the corresponding periods during 2002.

     The Partnership's cash distributions reflect cash receipts attributable to its Net Profits Interests and Royalty Properties less cash disbursements attributable to Management Expenses and Direct Expenses. The Partnership's Cash Distributions are not comparable to its net earnings due to timing and other differences.

     Dorchester Minerals, L.P. is a Dallas area based owner of producing and non-producing natural gas and crude oil royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Stock Market under the symbol DMLP.

     This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of the exclusion of the non-cash impairment charge. We believe that this measure is useful to unitholders because energy industry investors generally see disclosure of earnings before impairment charges and because it is consistent with industry practice.



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